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                                                                    Exhibit 12.1

Ratio of Earnings to Fixed Charges

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                                                                 Quarter Ended

                                                                 March 31, 2003    2002     2001      2000       1999        1998
                                                                 --------------    ----     ----      ----       ----        ----
Earnings

NVR, Inc. consolidated

     Pre-tax income from continuing operations                         143,943    536,023  394,658   266,854   185,212    110,367
     Minority interest                                                     (11)       258      835       593       351        344
     Equity income from subsidiaries                                       147        658      916       593       656        490
                                                                      ------------------------------------------------------------
        Total Earnings                                                 143,785    535,623  394,577   266,854   184,907    110,221
                                                                      ------------------------------------------------------------


Fixed Charges:

Interest expense

NVR, Inc. consolidated                                                   3,178     12,745   12,579    15,764    20,953     24,660

Amortization of debt issuance costs

NVR, Inc. consolidated                                                     589      2,119    1,325       382       387        419

Interest component of rental expense

NVR, Inc.  (estimated 90% of total rental expense is interest)           4,916     17,730   14,850    10,800     9,720      7,008

Total Fixed Charges:

                                                                      ------------------------------------------------------------
NVR, Inc. consolidated                                                   8,683     32,594   28,754    26,946    31,060     32,087
                                                                      ============================================================



RATIO: (earnings plus total fixed charges divided by fixed charges)

NVR, Inc. consolidated                                                    17.6       17.4     14.7      10.9       7.0        4.4
                                                                      ============================================================
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